Exhibit 99.1

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461
Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Reports Services Agreement with the Tianjin International Automall Has Not Been Renewed; Cites Competition with Recently Acquired Airport International Automall

TIANJIN, CHINA--(March 14, 2014) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles, and a leading provider of auto-related services, which recently acquired the Airport International Automall in Tianjin, reported today its agreement to manage the Tianjin International Automall (a cooperation agreement with Tianjin Prominent Hero International Logistics, Co., Ltd) expired on February 28, 2014 and was not renewed.

“To a certain extent the two malls are competitive,” stated Mr. Tong Shiping, Chairman and CEO of China Auto Logistics, “and this is the main reason a joint decision was reached with the owners of the Tianjin International Automall to not renew the agreement.”

Mr. Shiping added, “Despite being a small fraction of our sales, our auto mall management fees generated an excellent bottom line result.  In recent periods, this contribution has been magnified by our continuing competitive stance in our much larger luxury auto sales business where profitability has decreased in order to maintain our leadership position.  Going forward our focus is on further developing and implementing plans for our Airport Automall and our other businesses.”

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides a growing variety of "one stop" automobile related services such as short term dealer financing.  Additionally, in November, 2013, it acquired the owner and operator of the 26,000 square meter Airport International Automall in Tianjin for $91.4 million, with plans to develop it as the flagship site for a used car business in a joint venture with Car King (China) Used Car Trading Co., Ltd.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Sun Jiazhen
sjz_cali@126.com

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727